Exhibit 99.1

Contact:          D. Anthony Peay - (804) 632-2112
                       Senior Vice President/ Chief Financial Officer
Distribute to:    Virginia State/Local Newslines, NY Times, AP, Reuters, S&P,
                       Moody's, Dow Jones, Investor Relations Service
November 25, 2002 3:30 p.m.                 Traded: NASDAQ    Symbol: UBSH

    UNION BANKSHARES ANNOUNCES PLANS TO ACQUIRE INTEREST IN JOHNSON MORTGAGE
                       AND STOCK REPURCHASE AUTHORIZATION

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) Bank of Williamsburg, a wholly-owned subsidiary of Union Bankshares Corporation, is pleased to announce it has executed a Purchase Agreement to acquire a 51% membership interest in Johnson Mortgage Company, L.L.C., a limited liability company. Closing is expected on November 26, 2002 and will be effective as of November 1, 2002. The transaction will be accounted for as an investment under the equity method of accounting.

Johnson Mortgage Company is principally an originator of residential mortgage loans which it sells on a servicing released basis in the secondary market. Originations totaled $85.9 million in 2001 and $ 74.0 million through the first ten months of 2002. The Company previously operated under a similar agreement with another community bank, but a combination of mergers, created the opportunity for this new affiliation with the Bank of Williamsburg.

"We are very pleased to once again be associated with a quality community banking organization like the Bank of Williamsburg" said Allen Barber, President of Johnson Mortgage Company, LLC. "We are very familiar with Bob Bailey, the president of Bank of Williamsburg and look forward to working with him and his team of community bankers." The Bank of Williamsburg has approximately $45 million in assets and has locations at 5125 John Tyler Parkway in Williamsburg and 610 Thimble Shoals Drive in Newport News. The Newport News operation will be relocated to a nearby full-service bank facility at 603 Pilot House Drive in early February 2003.

"The affiliation of our organization with Johnson Mortgage Company is a unique opportunity to create synergies for both organizations," said Bob Bailey, President of Bank of Williamsburg. "Johnson Mortgage Company has a history of providing quality products and service to its customers and strong operating results to its owners."

Union Bankshares Corporation also announced its Board of Directors has authorized management to purchase up to 100,000 shares of the Company's common stock on the open market over the next year. While the Company's management has not yet determined how many, if any, shares it might purchase subject to this authorization, it is anticipated that any repurchased shares will be used primarily for general corporate purposes, including the dividend reinvestment plan, incentive stock option plan and other employee benefit plans. Under prior authorizations, Union Bankshares Corporation repurchased 173,000 shares in 1999-2001.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (19 locations in the counties of Caroline, Hanover, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg in Williamsburg and Newport News. In addition, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products.

This press release may contain "forward-looking statements," within the meaning of federal securities laws, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.